Exhibit 10.1
July 6, 2006
Mr. Julian C. Day
c/o Jed W. Brickner, Esq.
Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 10022-4834
Dear Julian:
     Based on our meetings, as well as your meetings with other members of the Board of Directors of RadioShack Corporation (“RadioShack” or the “Company”), it is my pleasure to extend an offer of employment with RadioShack, commencing on July 6, 2006 (the “Effective Date”), as its Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”), reporting to the Board. We are confident that your combination of talent, strategic knowhow, operating skills, breadth of experience and personal commitment will make the difference we are seeking to lead RadioShack into the future and that you will be a tremendous addition to the RadioShack team. The specifics of this employment offer are set forth below. References to “the Executive” refer to you.

Base Salary	Your annual base salary will be $1,000,000, payable in accordance with the Company’s customary payroll practices.

Annual Bonus	Your annual target bonus opportunity under the Company’s annual incentive bonus plan will be equal to 100% of your then-current base salary, and can earn up to a maximum bonus equal to 200% of your then-current base salary. However, your bonus for 2006 will not be less than your target award amount, prorated for the period of time in 2006 during that you are employed by the Company.

Stock Options	On the Effective Date, the Company will grant certain stock options to you, described on Attachment A hereto (the “Options”), the forms of which have been separately provided to you. Commencing in 2007, you will be eligible for further equity grants as the Board or the Management Development and Compensation Committee determines in its sole discretion.

Benefits, Perquisites	You will be eligible to participate in all benefit plans, and to receive all perquisites, which the Company provides to its senior executives, in accordance with the terms thereof; provided that you will not be eligible to participate in the Company Officers’ Supplemental Executive Retirement Plan. You will be entitled to annual paid vacation in accordance with the Company’s policy applicable to senior executives, but in no event less than 4 weeks per calendar year (as prorated for partial years). You will be entitled to relocation benefits in accordance with the Company’s relocation program applicable to senior executives. In addition, the Company shall pay or reimburse you for commuting expenses incurred by you during the 24 month-period commencing on the Effective Date for travel between your homes in Massachusetts or Montana on the one hand and the Company headquarters or such other places as you are required to travel on Company business on the other hand.

Mr. Julian C. Day
c/o Jed W. Brickner, Esq.
July 6, 2006

Separation	You will eligible to participate in the Officers’ Severance Program, Benefits Schedule I (CEO), which will include the obligation to enter into a complete release of all claims against the Company as a condition of any severance benefits thereunder, in which case, the Company will provide a release of claims against you; provided, the terms “Cause” and “Good Reason” under your participation in the Officers’ Severance Program will have the respective meanings set forth on Attachment B hereto. The terms of Attachment A will govern the treatment of the Options upon a termination of your employment. Your entitlement to severance benefits also will be subject to your compliance with post-termination covenants provided under the Agreement on Nonsolicitation, Confidentiality, Noncompetition and Intellectual Property (“Covenants”), which has been separately provided to you.

Termination Protection Agreement

You will be eligible to enter into a Termination Protection Agreement based on the Company’s standard such form of Agreement for Corporate Executives; provided, the terms of Attachment A will govern the treatment of the Options upon a Change in Control and a termination of your employment on or after a Change in Control.

Indemnification	The Company will enter into its standard form of senior executive indemnification agreement, addressing indemnification rights and directors and officers liability insurance.

Restrictive Covenants	Upon commencement of employment, you will be required to enter into the Covenants, providing confidentiality, nonsolicitation, noncompetition restrictions and agreements governing the development and assignment of intellectual property rights.

Arbitration	Any controversy or claim arising out of or relating to this letter or the breach of this letter that cannot be resolved by you and the Company shall be submitted to arbitration in Fort Worth, Texas in accordance with the commercial dispute rules and procedures of the American Arbitration Association, which arbitration shall be a binding and conclusive settlement of any such claims or disputes; provided that the Company shall be entitled to a temporary injunction for any breach by you of the Covenants, which is the subject of an arbitration, for the duration of any arbitration proceeding. You will be responsible for the first $50,000 that you incur in attorneys fees, litigation or arbitration costs, and any other reasonable expenses in connection with such proceeding (“Arbitration Costs”). The Company thereafter will advance to you any Arbitration Costs in excess of $50,000. In the event that any claim brought by you is determined by the applicable arbitrator to be frivolous, you will reimburse the Company for all Arbitration Costs advanced to you in connection with such claim.

Miscellaneous	The parties will cooperate to coordinate the terms of your employment to the minimum extent necessary to satisfy Section 409A of the Internal Revenue Code. This letter and any dispute hereunder shall be construed, interpreted and governed in accordance with the laws of the State of Texas without reference to

Mr. Julian C. Day
c/o Jed W. Brickner, Esq.
July 6, 2006

rules relating to conflicts of law. Your employment with the Company will at all times be at-will. Subject to the terms of this letter (including, without limitation, relating to benefits under the Officers’ Severance Program or the Termination Protection Agreement), nothing herein will confer upon you any right to continue in the employment of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or you to terminate your employment at any time and for any reason, with or without Cause.

Legal Fees.	The Company shall pay or reimburse you for all attorneys’ fees, costs, and any other reasonable expenses incurred by you in connection with the negotiation of this letter, the Covenants and the Options.
     This offer of employment may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.
     This is a very exciting time to join RadioShack Corporation. This offer has been approved by the Board and will remain open for your acceptance until 11:00 p.m. (C.D.T.), July 6, 2006.
     If the foregoing terms and conditions are acceptable and agreed to by you, please sign this letter where indicated below and return one executed copy to me.
     Welcome to RadioShack Corporation!

RadioShack Corporation

By:	/s/ Thomas G. Plaskett

Name: Thomas G. Plaskett

Title: Presiding Director
Accepted and Agreed:

/s/ Julian C. Day
Julian C. Day

Mr. Julian C. Day
c/o Jed W. Brickner, Esq.
July 6, 2006

ATTACHMENT A
Sign-On Options
     As of the Effective Date, the Company will grant to you the following Options on the terms and conditions set forth below:
     (1) An option (“Option #1”), granted pursuant to the Company’s 1999 Incentive Stock Plan, as amended, to purchase 500,000 shares of the Company’s common stock (“Common Stock”), vesting and becoming exercisable as to 125,000 shares on each of the first 4 anniversaries of the Effective Date, provided that you are continuously employed by the Company on such vesting date for such installment to so vest and become exercisable.
     (2) An option (“Option #2”), granted pursuant to the Company’s 2001 Incentive Stock Plan, as amended (the “2001 Plan”), to purchase 500,000 shares of Common Stock, vesting and becoming exercisable as to 125,000 shares on each of the first 4 anniversaries of the Effective Date, provided that you are continuously employed by the Company on such vesting date for such installment to so vest and become exercisable.
     (3) An option (“Option #3”), granted pursuant to the Company’s 1997 Incentive Stock Plan, as amended, to purchase 500,000 shares of Common Stock, vesting and becoming exercisable as to 125,000 shares on each of the first 4 anniversaries of the Effective Date, provided that you are continuously employed by the Company on such vesting date for such installment to so vest and become exercisable.
     (4) An option (“Option #4”) to purchase 500,000 shares of Common Stock, granted as an inducement grant not pursuant to any of the Company’s stock incentive plans, which will be registered via form S-8 and listed in accordance with the rules of the New York Stock Exchange (the “NYSE”). The option will vest and become exercisable as to 125,000 shares on each of the first 4 anniversaries of the Effective Date, provided that you are continuously employed by the Company on such vesting date for such installment to so vest and become exercisable (Option #1, Option #2, Option #3 and Option #4 are sometimes referred to as the “Time Options”).
     (5) An option (the “Performance Option”) to purchase 2,000,000 shares of Common Stock, granted as an inducement grant not pursuant to any of the Company’s stock incentive plans, which will be registered via form S-8 and listed in accordance with the rules of the NYSE. The Performance Option will vest as to 600,000 shares on each of the first and second anniversaries of the Effective Date and as to 400,000 shares on each of the third and fourth anniversaries of the Effective Date, provided that you are continuously employed by the Company on such vesting date for such installment to so vest (such aggregate vested amount applicable on each such anniversary being the “Time-Vested Amount”); provided further, that the Time-Vested Amount of such option shall not become exercisable except as follows:
          (i) Upon the attainment of a closing share price of Common Stock of $20 for 15 consecutive trading days at any time during the option term, the lesser of (A) the Time-Vested Amount and (B) a total of 666,667 options constituting the Performance Option, shall then become exercisable;
          (ii) Upon the attainment of a closing share price of Common Stock of $25 for 15 consecutive trading days at any time during the option term, the lesser of (A) the Time-Vested

Mr. Julian C. Day
c/o Jed W. Brickner, Esq.
July 6, 2006

Amount and (B) a total of 1,333,333 options constituting the Performance Option, shall then become exercisable; and
          (iii) Upon the attainment of a closing share price of Common Stock of $30 for 15 consecutive trading days at any time during the option term, the lesser of (A) the Time-Vested Amount and (B) a total of 2,000,000 options constituting the Performance Option, shall then become exercisable.
          The conditions provided under Paragraphs 5(i), 5(ii) and 5(iii) are referred to herein as the “Performance Vesting Requirement.”
     (6) All of the Time Options and the Performance Option will (i) have an exercise price equal to the fair market value of a share of Common Stock on the Effective Date (determined in accordance with the applicable incentive stock plan of the Company), (ii) have a term of 7 years, and (iii) be granted pursuant to and, to the extent not contrary to the terms of this letter, will be subject to all of the terms and conditions imposed upon awards granted under the applicable incentive stock plan of the Company; provided, Option #4 and the Performance Option will be subject to all of the terms and conditions imposed upon awards granted under the 2001 Plan, to the extent not inconsistent with the terms of this letter agreement, as if granted under such Plan.
     (7) If your employment is involuntarily terminated by the Company without Cause (and other than due to your Disability) or is voluntarily terminated by you for Good Reason:
          (i) (A) If such termination occurs on or before the first anniversary of the Effective Date, (x) 50% of the Time Options will become vested and exercisable and (y) the Time-Vested Amount under the Performance Option will be 1,000,000 shares; and (B) if such termination occurs after the first anniversary of the Effective Date, (x) 100% of the Time Options will become vested and exercisable and (y) the Time-Vested Amount under the Performance Option will be 2,000,000 shares;
          (ii) Time Options which had not become vested and exercisable, and the portion of the Performance Option not constituting a Time-Vested Amount, on or prior to the date of such termination in accordance with Paragraph 7(i)(A) will be immediately forfeited and cancelled on the date of termination;
          (iii) The Performance Option will be vested and exercisable only to the extent of the attainment of the Performance Vesting Requirement, under Paragraph 5, through the last day of the post-termination exercise period under Paragraph 7(iv), below, subject to the following modifications of Paragraph 5:
          (A) If the $20 Performance Vesting Requirement under Paragraph 5(i) had not been attained on or prior to the date of termination, no portion of the Performance Option will be exercisable and the entire Performance Option will be forfeited upon the date of termination of employment;
          (B) If the $20 Performance Vesting Requirement under Paragraph 5(i) had been attained on or prior to the date of termination, the Performance Option will be vested and exercisable based on the attainment of the Performance Vesting Requirement, under Paragraph 5, through the last day of the post-termination exercise period under Paragraph 7(iv) (or Paragraph 8(iii) as applies pursuant to Paragraph 8(ii)), below; provided: The number of option shares that are vested and exercisable from time to time during the post-termination exercise period will be equal to the lesser of (x) the Time Vested Amount under Paragraph

Mr. Julian C. Day
c/o Jed W. Brickner, Esq.
July 6, 2006

7(i)(A)(y) or 7(i)(B)(Y), as applies, as of the date of employment termination and (y) the sum of (I) 666,667 option shares plus (II) 133,333.33 option shares for each $1.00 (or, for any amount less than $1.00, such lesser number of option shares as equals the product of 133,333.33 multiplied by the fraction the numerator of which is such fractional dollar amount and the denominator of which is $1.00) by which the highest Common Stock closing share price attained for 15 consecutive days through the date of option exercise exceeds $20, up to a maximum of 2,000,000 vested and exercisable Performance Option shares. No further performance vesting or exercisability will apply to any portion of the Performance Option following the exercise of that portion; and
          (iv) The Time Options will be exercisable to the extent vested under Paragraph 7(i) and not forfeited under Paragraph 7(ii), above, and the Performance Option will be exercisable to the extent vested under Paragraph 7(i), not forfeited under Paragraph 7(ii) and to the extent of attainment of the Performance Vesting Requirement under Paragraph 7(iii), above, for: (A) one year following a date of termination occurring on or prior to the earlier of (I) the second anniversary of the Effective Date and (II) the date on which you attained age 55, and (B) three years following a date of termination occurring after the earlier of the foregoing events under (A)(I) and (A)(II).
     (8) If your employment terminates due to your death or Disability:
          (i) The Time Options will become vested and exercisable in accordance with Paragraph 7(i) or forfeited in accordance with Paragraph 7(ii);
          (ii) The Performance Option will become vested in a Time-Vested Amount in accordance with Paragraph 7(i) or forfeited in accordance with Paragraph 7(ii), and vested and exercisable, or forfeited, in accordance with Paragraph 7(iii), above; and
          (iii) All such Options which become vested and exercisable under Paragraphs 8(i) and 8(ii) will be exercisable for three years following the date of termination.
          (iv) Time Options which had not become vested and exercisable on or prior to the date of such termination in accordance with Paragraph 8(i), and the portion of the Performance Option not constituting a Time-Vested Amount on or prior to the date of such termination under Paragraph 8(i), will be immediately forfeited and cancelled on the date of termination.
     (9) If your employment is involuntarily terminated by the Company for Cause or you voluntarily terminate your employment without Good Reason:
          (i) Time Options which had not become vested and exercisable on or prior to the date of such termination in accordance with Paragraphs 1, 2, 3 and 4, and the portion of the Performance Option not constituting a Time-Vested Amount on or prior to the date of such termination under Paragraph 5, above, as applies, will be immediately forfeited and cancelled on the date of termination;
          (ii) Time Options which had become vested and exercisable on or prior to the date of such termination, in accordance with Paragraphs 1, 2, 3 and 4 above, as apply, will be exercisable (A) for three months following the date of termination, except (B) if a voluntary termination without Good Reason occurs on or after the fourth anniversary of the Effective Date the vested Time Options will be exercisable for three years following the date of termination; and

Mr. Julian C. Day
c/o Jed W. Brickner, Esq.
July 6, 2006

          (iii) To the extent that the Time-Vested Amount of the Performance Option is greater than zero, the Performance Option will be exercisable during the applicable exercise period under Paragraph 9(ii)(A) or (B) only to the extent that the Performance Vesting Requirement under Paragraph 5 had been attained on the date of exercise.
     (10) In the event of a Change in Control of the Company, any terms and conditions of the Termination Protection Agreement to the contrary notwithstanding:
          (i) If such Change in Control occurs prior to the first anniversary of the Effective Date, 50% of each Time Option and 50% of the Performance Option will become immediately vested and exercisable and all unvested Options will be forfeited and immediately cancelled upon the occurrence of such Change in Control; and
          (ii) If such Change in Control occurs on or after the first anniversary of the Effective Date, 100% of the Time Options and 100% of the Performance Option will become immediately fully vested and exercisable.
     (11) For the purposes of this Attachment A, (i) “Cause” and “Good Reason” have the meanings defined on Attachment B hereto, and (ii) “Change in Control” and “Disability” have the meanings defined under the Termination Protection Agreement for Corporate Executives; provided, for all purposes under this Attachment A, a “Change in Control” will not occur as a result of any management buy-out that is led by you.

Mr. Julian C. Day
c/o Jed W. Brickner, Esq.
July 6, 2006

ATTACHMENT B
Definitions
     “Cause” means:
     (i) The Executive is convicted of a felony or of any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or
     (ii) A reasonable determination by the Committee (as defined under the Officers Severance Program) that, (A) the Executive has willfully and continuously failed to perform his duties (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for corrected performance is delivered to the Executive which specifically identifies the manner(s) in which the Executive has not performed his duties and the Executive’s failure to cure such performance, if curable, within fifteen (15) days following such demand, (B) the Executive has engaged in illegal conduct, an act of dishonesty, moral turpitude, dishonesty, fraud, theft, financial impropriety or gross misconduct in each case injurious to the Company by more than a de minimis amount, or (C) the Executive has materially violated a material provision of the Company’s Code of Ethics, Financial Code of Ethics, or the Executive’s fiduciary duty to the Company.
     “Good Reason” means:
     (i) any significant adverse reduction in the Executive’s annual cash compensation opportunity expressed in terms of base salary and target annual bonus which is in effect as of the Effective Date (and as increased from time to time thereafter), except as part of a general reduction in the total compensation opportunities of the Company’s senior executives; for purposes of this definition of Good Reason, a “significant adverse reduction” shall solely mean a reduction of the Executive’s annual cash compensation opportunity by at least ten percent (10%) taken at one time or cumulatively after the Effective Date; or
     (ii) the greater than de minimis reduction or material adverse modification of the Executive’s authority or duties, such as a substantial diminution or adverse modification in the Executive’s status or responsibilities, from his authorities being exercised and duties being performed by the Executive as of the Effective Date (and as such authorities and duties may be increased from time to time after the Effective Date).
Notwithstanding the foregoing, any of the circumstances described above may not serve as a basis for resignation for “Good Reason” by the Executive unless the Executive has provided written notice to the Company that such circumstance exists within thirty (30) days of the Executive’s learning of such circumstance and the Company has failed to cure such circumstance, if curable, within fifteen (15) days following such notice; and provided further, the Executive did not previously consent in writing to the action leading to his claim of resignation for “Good Reason.”